Exhibit 3.1

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

GENCO SHIPPING & TRADING LIMITED

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

A.            The name of the Corporation (herein the “Corporation”) shall be:

GENCO SHIPPING & TRADING LIMITED

B.            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”). Capitalized terms that are not otherwise defined in these Articles of Incorporation shall have the meaning set forth in Article R below.

C.            The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.            The aggregate number of shares of stock that the Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) registered shares, all of which shall be designated common shares with a par value of one United States cent (US$0.01) per share (herein referred to as the “Common Shares”). No holder of shares of the capital stock of the Corporation shall be entitled to preemptive or subscriptive rights.

The Corporation shall not issue any non-voting equity securities as and to the extent prohibited by Section 1123(a)(6) of Chapter 11 Title 11 of the United States Code  as in effect on the date of these Articles of Incorporation; provided, however, that the foregoing (a) will not have any further force or effect beyond that required under Section, (b) will have such force and effect only for so long as such Section is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

E.            The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

F.            The name and address of the incorporator is:

Name	Post Office Address
Majuro Nominees Ltd.	P.O. Box 1405 Majuro Marshall Islands

G.            Corporate existence began upon filing the initial Articles of Incorporation with the Registrar of Corporations on September 27, 2004.

H.        (a)        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board”).  In addition to the powers and authority expressly conferred upon them by statute or by these Articles of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(b)            The number of directors constituting the Whole Board shall be seven (7).  The Board shall be divided into two (2) classes of directors, which are hereby designated as Class I and Class II, respectively.  The members of the initial Board shall be elected pursuant to the Chapter 11 Plan, and the number of Class II directors shall be four (4), with the initial Class II directors comprised of the two (2) directors selected by Centerbridge Partners, L.P. (“Centerbridge”) pursuant to the Chapter 11 Plan and two (2) of the four (4) directors selected by the Board Selection Committee (as defined in the Chapter 11 Plan) pursuant to the Chapter 11 Plan; provided, however, that in the event the Corporation is unable to satisfy the applicable listing requirements of both the New York Stock Exchange and NASDAQ due to such classified board structure, the Board shall be de-classified, provided, that prior to or simultaneous with such de-classification the Corporation shall have taken such actions, to the reasonable satisfaction of each of the members of the Board Selection Committee (in each case so long as such member owns a number of Common Shares equal to at least 6.25% of the total Common Shares issued as of the Plan Effective Date), as are necessary to provide Centerbridge and the Board Selection Committee with substantially equivalent Board representation rights as they would otherwise have pursuant to the immediately preceding proviso.  The term of office of each initial Class I director shall expire at the first annual meeting of shareholders following the Plan Effective Date, and that of each initial Class II director shall expire at the second annual meeting of shareholders following the Plan Effective Date. Upon the conclusion of the second annual meeting of shareholders following the Plan Effective Date, the Board shall automatically cease to be divided into classes and thereafter all directors shall be elected at each subsequent annual meeting of shareholders for a term expiring at the next succeeding annual meeting of shareholders.  At each annual meeting of shareholders, directors to succeed those whose term expire at such annual meeting shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their respective successors are elected and have been qualified or until their respective death, resignation, removal or earlier termination of office.  Any vacancies in the Board for any reason shall be filled by the vote of a majority of the members of the Board then in office, although less than a quorum, and any directors so chosen shall hold office for the unexpired term of his predecessor.  Any directorship resulting from an increase in the number of directors shall be filled by the vote of a majority of the members of the Board then in office, although less than a quorum.  No decrease in the number of directors shall shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

(c)             Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

(d)             Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.  Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(e)             Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), any director or the entire Board may be removed at any time, but only (i) for cause, by the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose or by a majority of the members of the Board then in office or (ii) at any time following the conclusion of the second annual meeting of shareholders following the Plan Effective Date, with or without cause by the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose.

I.              The Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation by a vote of not less than a majority of the Whole Board. The shareholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then‑outstanding registered shares of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

J.             Except as provided in this Article J, special meetings of the shareholders shall be called by (a) the Chairman, President or Secretary of the Corporation, at the request in writing or by resolution, by a majority of the Board or (b) by the Secretary at the request in writing by any one or more shareholders that hold, in the aggregate, at least a majority of the outstanding registered shares of the Corporation entitled to vote at such meeting. The Chairman, President or Secretary of the Corporation upon receiving the written demand shall give notice of such meeting, not less than fifteen (15) nor more than sixty (60) days before the date of such meeting. Such notice shall state the purpose or purposes of the proposed special meeting. The business transacted at any special meeting shall be limited to the purposes stated in the notice of such meeting.

(a)            Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders of the Corporation, except that any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

K.            The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.

L.            A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty in such capacity except that the liability of a director shall not be eliminated or limited (i) for any breach of such director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which such director derived an improper personal benefit.  If the BCA hereafter is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended BCA in respect of actions or omissions to act which occurred during any period to which the BCA’s amended provisions pertain.  Any repeal or modification of this Article L by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director existing at the time of such repeal or modification.

M.            Except for transactions contemplated by these Articles of Incorporation or as otherwise approved by either (i) a majority of the Board (excluding any directors that have or are designated by a party that has a material interest in the transaction); or (ii) the holders of a majority of the then outstanding shares of capital stock of the Corporation (excluding any shareholders that have a material interest in the transaction), neither the Corporation nor any of its subsidiaries or Affiliates shall enter into any Affiliate Transaction.

N.            To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, and as may be set forth more fully in the bylaws of the Corporation, the Corporation shall indemnify and hold harmless, and advance expenses to any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.

O.           In recognition and anticipation that (i) Centerbridge and each of the other members of the Board Selection Committee (the “Specified Shareholders”) and/or other Specified Persons (as defined below) and/or (ii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their Affiliates (as defined below) may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article O are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Specified Persons, the Non-Employee Directors or their Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and shareholders in connection therewith.  Solely for purposes of this Article O, “Affiliate” shall mean (i) in respect of any specified person other than the Corporation, any other person that, directly or indirectly, is controlled by, controls or is under common control with such specified person, and (ii) in respect of the Corporation, any person that, directly or indirectly, is controlled by the Corporation.

(a)             None of (i) the Specified Shareholders nor any of their Affiliates or Related Funds, nor any of their respective portfolio companies, nor any directors, officers, employees, principals, members, partners, equity holders, control persons, agents and other representatives of any of the foregoing (collectively, “Specified Persons”) or (ii) any Non-Employee Director or any of his or her Affiliates shall have any duty to refrain, directly or indirectly, from (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (y) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by the BCA, no Specified Person or Non-Employee Director shall be liable to the Corporation or any of its Affiliates or their respective shareholders for breach of any fiduciary duty solely by reason of the fact that such Specified Person or Non-Employee Director engages in any such activities or lines of business.  The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for both a Specified Person or Non-Employee Director and the Corporation or any of its Affiliates, except as specifically provided in paragraph c below.

(b)             In the event that any Specified Person or Non-Employee Director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for itself or himself and the Corporation or any of its Affiliates, such Specified Person or Non-Employee Director shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the BCA, shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty as a shareholder, director or officer of the Corporation or otherwise solely by reason of the fact that such Specified Person or Non-Employee Director pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another person.

(c)            The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and the provisions of paragraphs a and b above shall not apply to any such corporate opportunity.  Notwithstanding the foregoing provisions of this Article O, a corporate opportunity shall be deemed not to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation and its Affiliates are not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s and its Affiliates’ business or is of no practical advantage to the Corporation and its Affiliates or that is one in which they have no interest or reasonable expectancy.

P.            Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation, its directors, officers and/or employees arising pursuant to any provision of the BCA or the Corporation’s articles of incorporation or bylaws, as such articles and bylaws may be amended or amended and restated and in effect from time to time, or (iv) any other action asserting a claim against the Corporation, its directors, officers and/or employees that is governed by the internal affairs doctrine, shall be the United States District Court for the Southern District of New York and any New York State court sitting in New York County, State of New York of the United States of America (the “Chosen Courts”), except for any such action or proceeding as to which a Chosen Court determines that there is an indispensable party not subject to the jurisdiction of the Chosen Courts (and the indispensable party does not consent to the personal jurisdiction of a Chosen Court within ten days following such determination).  If any provision or provisions of this Article P shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article P (including, without limitation, each portion of any sentence of this Article P containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article P.

Q.            The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the Marshall Islands and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by these Articles of Incorporation, and the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding registered shares of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal this Article Q, Article H, Article I, Article  J, and Article L through Article P.

R.            As used in these Articles of Incorporation, the following terms shall have the following meanings:

(a)             “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(b)            “Affiliate Transaction” means any transaction, agreement, or arrangement between or among the (a) Corporation or any of its direct or indirect subsidiaries, on the one hand, and (b) any director or executive officer of the Corporation or any of its direct or indirect subsidiaries, any shareholder of the Corporation, or any Affiliate, partner or family member of any such person, or any executive officer, director or employee of any shareholder, on the other hand, other than employment, service, or compensation arrangements in the ordinary course of business consistent with past practice.

(c)             “beneficially own” shall have the meaning given to such term in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule.

(d)            “Chapter 11 Plan” means the Prepackaged Plan of Reorganization of the Corporation and certain of its debtor affiliates under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (including all exhibits and schedules thereto and the plan supplement(s) filed with respect thereto), as confirmed by that certain order, dated July 2, 2014, of the United States Bankruptcy Court for the Southern District of New York.

(e)            “Code” means the United States Internal Revenue Code of 1986, as amended.

(f)             “Disinterested Director” means, with respect to any matter, any director other than a director that has, directly or indirectly, any pecuniary or other interest in such matter (other than any interest arising solely as a result of the ownership of Common Shares), and that is not employed by or affiliated with, and does not serve on the Board of, and is not employed by or affiliated with any portfolio company of, any other person (other than the Company or any of its direct or indirect subsidiaries) that has, directly or indirectly, any pecuniary or other material interest in such matter.

(g)            “Person” means any individual, corporation, trust, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(h)            “Related Fund” means with respect to any person, any fund, account or investment vehicle that is controlled or managed by such person, by any Affiliate of such person, or, if applicable, such person’s investment manager.

(i)              “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.  Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

(j)              “Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof.  The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

(k)             “Voting Shares” means the Common Shares and of any other class or series of capital stock of the Corporation  entitled to vote generally in the election of directors of the Corporation.

(l)             “Whole Board” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

IN WITNESS WHEREOF, I have executed this instrument on July 9, 2014.

/s/ John C. Wobensmith
John C. Wobensmith
Secretary